EXHIBIT 99.1



                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001


                   Pioneer Announces Canyon Express Gas System
                           Shut In for Pipeline Repair


Dallas, Texas, January 5, 2005 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that production from the Canyon Express gas system was shut in during early December as a result of a leak in the methanol delivery system. Pioneer initially expected that the production impact would be minimal; however, difficulties in locating the leak have delayed repair operations. The methanol delivery line was located on January 1, and while the exact cause is still under investigation, it appears to be the result of structural damage caused by accidental impact. Pioneer believes that the repair costs should be recoverable by insurance.

TOTAL E&P USA, INC. is the operator of the Canyon Express system, and several options for repairing the leak are under evaluation. The timeframe required for completing the repair will depend on the option selected. Assuming that undue delays are not encountered in contracting for the services required to complete the repairs, Pioneer currently anticipates that production from Canyon Express should resume in approximately 30 days. Initial daily production rates are expected to vary as the methanol delivery system is cleared of water and debris associated with the leak and the repair operations.

Pioneer's share of net gas production from Canyon Express was averaging approximately 90 million cubic feet per day prior to being shut in. The impact to the Company's fourth quarter average daily production is expected to be approximately 5,000 barrels oil equivalent (BOE), leaving total production for the quarter at the lower end of Pioneer's forecasted production range of 190,000 to 205,000 BOE per day.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.




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